Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 13th day of April, 2005 (the “Effective Date”) is entered into Medical Device Manufacturing, Inc. (dba) Accellent, Inc., a Colorado corporation with its principle place of business at 200 West Seventh Avenue, Collegeville, PA 19426 (the “Company”), and Daniel DeSantis (the “Employee”).

WHEREAS, the Company desires to employ the Employee on the terms and conditions contained herein; and

WHEREAS, the Employee desires to be employed with the Company on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                      Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. The Employment Period shall be automatically extended at the conclusion of the initial three-year term and each term thereafter for a subsequent three-year term. If the Company provides notice to Employee that the Agreement shall not be so renewed, such event shall be treated as a termination pursuant to Section 4.4 hereof.

2.                                      Title; Capacity. The Employee shall serve as Executive Vice President, Human Resources and in such other position(s) as the President and Chief Executive Officer may determine from time to time. The Employee shall report to the President and Chief Executive officer or his/her designee responsible for the day-to-day operation of the Company. The Employee will have responsibility over the Company’s Human

Resources functions. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the President, the Company’s Board of Directors (the “Board”) or its designee shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Nothing in this Section 2, however, will prevent the Employee from engaging in additional activities in connection with personal investment and community affairs that are not inconsistent with the Company’s policies or the Employee’s duties under this Agreement. Notwithstanding the foregoing, upon approval by the CEO and the Board, which approval shall not be unreasonably withheld, and subject to any conflict of interest policies of the Company and so long as the following does not materially interfere with the performance of the Employee’s duties and obligations hereunder, the Employee may serve on the board of directors (or its equivalent) of up to one (1) for-profit business enterprise.

3.                                      Compensation and Benefits.

3.1          Base Salary. The Company shall pay the Employee, pursuant to the Company’s normal payroll procedures for its employees, an initial annual base salary of $200,000. Such salary, as may be altered from time to time, shall be subject to such increases as may be determined by the Company, in its sole discretion. The salary shall not be subject to decrease except in conjunction with similar salary decreases for all executive officers of the Company.

3.2          Annual Incentive Bonus. The Employee will be eligible for an annual target bonus of 50% of his base salary (the “Annual Target Bonus”), prorated from date of hire and based upon the Employee’s reaching individual and Company-related performance milestones to be set forth by the Company in a separate document. In addition, the Employee may be eligible for bonuses in excess of the Annual Target Bonus for his substantially exceeding the milestones set forth, as well as for other extraordinary performance. The setting of the performance milestones, as well as the determination of the amount of these bonuses, if any are earned, shall be determined by the President & Chief Executive Officer and approved by the compensation committee and the Board thereof in the exercise of its discretion.

3.3          Fringe Benefits. The Employee shall be eligible to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that the Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate. You will receive a car allowance of $850.00 per month paid in a manner consistent with our standard payroll practices. The Employee will be eligible for such other perquisites programs as such may be provided for all other executive vice presidents of the Company.

3.4          Vacation Accrual. The Employee will be eligible to accrue up to 3 weeks of vacation during each full calendar year. Such vacation time shall be governed by the Company’s procedures regarding paid time off.

3.5          Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable and necessary travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement. Upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, the employee will be reimbursed by the company for all reasonable expense subject to approval by the President and Chief Executive Officer.

3.6          Stock Options. Subject to approval of the Board and the Employee’s execution of the applicable Company option grant agreement, the Employee shall be granted the option to purchase 75,000 shares of the Company’s Common Stock at a purchase price equal to the fair market value as determined by the Board on the date of grant (anticipated to be $8.18 per share). The stock options shall be governed by the terms and conditions detailed in the Company’s Employee Stock Option Plan and the separate stock option agreement. It is intended that the stock options will vest 20% per year after the date the Employee starts employment. The Employee may be eligible for future stock option grants, as determined by the Board in its sole discretion.

3.7          Relocation. The Company, on a tax neutral grossed up basis shall (a) pay or reimburse all reasonable relocation expenses, including but not limited to, packing, moving, and storage of household goods and up to two personal automobiles(s), relocation related travel, six (6) months of temporary living expenses, commissions paid on the sale of the Employee’s current primary residence, closing costs and fees and (b) pay a relocation bonus of $30,000.00 upon completion of Employee’s relocation, so long as the relocation is reasonably completed no later than one (1) year following the Employee’s first day of employment with the Company.

3.8          Indemnification. During Employee’s employment and for three (3) years thereafter, Employee shall be included in the Company’s directors and officers liability insurance. In addition, Employee shall have all rights to indemnification to which Employee is entitled under the Company’s certificate of incorporation and bylaws.

3.9          Change In Control. During Employee’s employment, the Employee shall receive change in control protection and benefits, if any, as such may be provided to all other executive vice presidents of the Company.

3.10    Sign On Bonus. The Company shall pay to the Employee a gross aggregate sign on bonus of $50,000.00, to be earned and payable as follows: (i) $25,000.00 to be earned on the first day of employment and payable in the first regular payroll thereafter; and (ii) $25,000.00 to be earned on the six month anniversary following the first day of employment, if the Employee remains employed at that, and payable in the first regularly scheduled payroll thereafter.

3.11    Individual Rights. The Employee acknowledges that the Company needs flexibility within its compensation and hiring processes. Accordingly, nothing herein shall be deemed to limit the Company’s right and ability to provide individual compensation, rights and benefits to other executive vice presidents or other employees of the Company, which are different from or greater than the compensation, benefits and perquisites provided for hereunder and no additional rights would arise to the Employee in such circumstance.

4.                                      Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1          For Cause by the Company. At the election of the Company, for Cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.1, “Cause” for termination shall be deemed to exist upon a good faith finding by the Company, after the “Cure Period”, if applicable, of (a) an intentional act by the Employee which materially injures the Company;

(b) an intentional refusal or failure by the Employee to follow lawful and reasonable directions of the President & Chief Executive Officer; (c) a willful and habitual neglect of duties by the Employee; (d) a material breach by the Employee of the Company’s policies and procedures or any material breach of the Employee’s obligations hereunder; (e) a conviction of the Employee of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on the Company; (f) a finding that the Employee has not moved his primary residence to within commuting distance of the Company’s offices in Massachusetts. The “Cure Period” shall be a period of thirty (30) days within which the Employee may attempt to cure a “Cause” that has been identified in writing to him by the Company. The Employee shall only be eligible for the Cure Period in such instance where the Company’s reason for “Cause” is reasonably susceptible to cure within thirty (30) days.

4.2          Death or Disability. Upon the death or disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee with reasonable accommodation as may be required by State or Federal law, due to a physical or mental disability, for a period equal to the eligibility waiting period under the Company’s long term disability insurance policy. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

4.3          Resignation by the Employee. At the election of the Employee, upon not less than thirty (30) days prior written notice of termination; and

4.4          Without Cause by the Company. At the election of the Company, without Cause, immediately upon written notice by the Company to the Employee.

4.5          Good Reason by the Employee. At the election of the Employee, for “Good Reason”, thirty days after written notice has been delivered to the Company by the Employee, detailing the Good Reason, if such Good Reason remains uncured at that time. “Good Reason” means any of the following:

a) The Company’s failure to pay or provide material benefits expressly provided for pursuant to Section 3 of this Agreement;

b)  The Company materially adversely altering the title or status of Employee’s position, except that the Company may provide the Employee with reasonable additional duties that are appropriate for an executive of the Company; or

c) The Company requiring the Employee to relocate his principle office (reasonable business travel excluded), without his consent, more than sixty (60) miles from Newton, Massachusetts.

5.                                      Effect of Termination.

5.1          Termination for Cause or at Election of the Employee. In the event the Employee’s employment is terminated for Cause pursuant to Section 4.1, or upon the resignation of the Employee pursuant to Section 4.3, the Company shall pay to the Employee his Accrued Benefits. For purposes of this Agreement, “Accrued Benefits” means (a) the earned but unpaid portion of the Employee’s salary accrued through the date of such termination, (b) the unpaid Annual Incentive Bonus, if any, for prior fiscal years, (c) the unreimbursed expenses incurred to such date pursuant to Section 3.7, (d) the earned but unpaid portion of the signing bonus, if any, pursuant to Section 3.10, (e) any accrued but unused vacation, (f)

any unreimbursed expenses or unpaid and vested benefits or perquisites through the date of termination, and (g) any benefit continuation and/or conversion rights required by law or the Company’s benefits plans or policies.

5.2          Termination for Death or Disability. If the Employee’s employment is terminated by death or because of disability pursuant to Section 4.2, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation that would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs, along with the Employee’s Accrued Benefits, and a pro rata portion (based on the number of days elapsed in the fiscal year in which such termination occurs, as of the date the employee died or went out on disability) of the Annual Incentive Bonus at target, payable in a lump sum within thirty (30) days thereafter

5.3          Termination Without Cause or for Good Reason. If the Employee’s employment is terminated without Cause pursuant to Section 4.4 or by the Employee for Good Reason pursuant to Section 4.5, the Company shall:

a)                 Pay the Employee his Accrued Benefits;

b)                Pay the Employee a one time payment equal to one-half his annual target bonus;

c)                 Pay the Employee twelve (12) monthly payments equal, in the aggregate, to his annual salary, to be paid in accordance with the Company’s regular payroll practices, less applicable withholdings, over a period of twelve (12) months (the “Severance Period”);

d)                During the Severance Period, reimburse the Employee (or pay directly to the insurer, at the Company’s option) for the costs associated with the

Employee and his dependents continuing group medical benefits pursuant to COBRA, as such law may be amended; and

e)                 Pay the costs, up to a maximum of $7,500.00 associated with executive level outplacement assistance by an outplacement firm selected by the Employee and reasonably approved by the Company.

All payments and benefits provided pursuant to this Section 5.3 shall be conditioned upon and subject to the Employee’s first executing a severance agreement and general release of claims in favor of the Company, its officers, directors, employees and affiliates, drafted by and satisfactory to the Company.

5.4          Survival. The provisions of Section 5 shall survive the termination of this Agreement.

6.                                      Proprietary Information; Invention Assignment and Non-Competition. The Employee agrees to be bound by all of the provisions of the Company’s standard Non-Disclosure, Non-Solicitation, Non Competition and Invention Assignment Agreement, which is incorporated herein by reference and made a part hereof (the “Non-Disclosure Agreement”). A copy of the Non-Disclosure Agreement is attached hereto as Exhibit A.

7.                                      Other Agreements. The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

8.                                      Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.                                      Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.                                Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.                                Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

12.                                Governing Law; Jurisdiction and Arbitration.

12.1.

Governing Law and Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts. The parties agree that any disputes arising under this Agreement or otherwise related to the Employee’s employment with the Company shall be brought exclusively in the state and federal courts located in the Commonwealth of Massachusetts and the parties hereby waive any defense of lack of personal jurisdiction in any such action.

12.2.	Arbitration.

a)    Except for the “Excluded Claims” identified in Section 12.2(b), any controversy or claim arising out of or relating to: (i) this Agreement, or the breach thereof, (ii) any other document or agreement referred to in this

Agreement; (iii) claims for wages or other compensation due, (iv) tort claims, (v) claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition), (vi) claims for benefits (except claims under an employee benefit or pension plan that either (1) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (2) is underwritten by a commercial insurer which decides claims); (vii) claims for violation of any federal, state or other governmental law, statute, regulation, or ordinance; and (viii) other claims regarding your employment with or separation from the Company, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The arbitration process shall be instigated by either party giving written notice to the other of the desire for arbitration and the factual allegations underlying the basis for the dispute. Only a person who is a practicing lawyer admitted to a state bar may serve as the arbitrator. The American Arbitration Association’s National Rules For The Resolution Of Employment Disputes shall control any discovery conducted in connection with the arbitration.

b)                                    The “Excluded Claims” include: (i) claims for workers’ compensation or unemployment compensation benefits, which shall be heard pursuant to the laws governing such claims, and (ii) claims by the Company or by me for temporary restraining orders or preliminary injunctions (“temporary equitable relief) in cases in which such temporary equitable relief would be otherwise authorized by law, including but not limited to claims pursuant to Section 6 of this Agreement, which claims may be brought in a court of competent jurisdiction pursuant to Section 12.1. Such resort to temporary equitable relief shall be in aid of arbitration only, and in such cases the trial on the merits of the action will occur in front of, and will be decided by, the Arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

c)                                     The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if the Employee is the party initiating the claim, he will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the Commonwealth of Massachusetts. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, the Arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

d)                                    Any result reached by the arbitrator shall be binding on all parties to the arbitration, and no appeal may be taken. It is agreed that any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered thereon by any court having jurisdiction. The arbitration shall be conducted in the State of Massachusetts.

e)                                     Waiver of Jury Trial. I UNDERSTAND THAT BY SIGNING THIS ARBITRATION AGREEMENT, I AM WAIVING MY RIGHT TO A JURY TRIAL.

13.                                Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee and the Company, and their respective successors and assigns, except that the Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company. The Company shall have the right at any time to assign this Agreement to its successors and assigns; provided, however, that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes all of the obligations, duties and liabilities of the Company set forth in this Agreement.

14.                                Acknowledgment. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs his name of his own free act.

15.                                No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. Any ambiguity in this Agreement will not be construed against the party who drafted the provision or this Agreement.

16.                                Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.                                 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

18.                                Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

MEDICAL DEVICE MANUFACTURING, INC. (dba) ACCELLENT, INC.

By:	/s/ RON SPARKS
Ron Sparks
President & Chief Executive Officer

EMPLOYEE:

/s/ DANIEL DESANTIS
Daniel DeSantis

NON-DISCLOSURE, NON-SOLICITATION, NON-COMPETITION
AND INVENTION ASSIGNMENT AGREEMENT

This Non-Disclosure, Non-Solicitation, Non-Competition and Invention Assignment Agreement is made by and between Medical Device Manufacturing, Inc. (dba) Accellent, Inc., a CO corporation (hereinafter referred to collectively with any of its subsidiaries as the “Company”), and Daniel DeSantis (the “Employee”).

IN CONSIDERATION of the employment and continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.             Condition of Employment.

The Employee acknowledges that his employment with the Company is contingent upon his agreement to sign and adhere to the provisions of this Non-Disclosure, Non-Solicitation, Non-Competition and Invention Assignment Agreement (the “Agreement”).

2.             Proprietary and Confidential Information.

(a)           The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships, financial affairs or technical information (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include any confidential information provided by third parties, including confidential customer information, discoveries, inventions, products, product improvements, product enhancements, processes, methods, manufacturing and engineering techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)           The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment.  After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)           The Employee agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

3.             Invention Assignment.

(a)           The Employee agrees to fully and promptly disclose to the Company any inventions, improvements, processes, procedures, techniques, documentation, specifications, research, designs, files, methods, ideas, whether patentable or not (collectively referred to as “Inventions”), which are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction, whether or not during normal working hours or on the premises of the Company.  The Employee has attached hereto as Schedule A, a list of Inventions as of the date of this Agreement which belong to the Employee and which the Employee shall not assign to the Company (the “Prior Inventions”), or, if no such list is attached, the Employee represents that there are no such Prior Inventions.

(b)           Any and all Inventions which the Employee may make, conceive, discover or develop during the term of his employment with the Company shall be deemed works made for hire under the applicable copyright laws, and it is intended that all such Inventions shall be the sole and exclusive property of the Company.  The Employee agrees to assign and hereby does assign to the Company all his rights and interests in all Inventions, patents, copyrights, trademarks, and rights to royalties with respect to such Inventions, patents, copyrights, and trademarks, including all proprietary rights, publication rights, display rights, attribution rights, integrity rights, approval rights, publicity rights, privacy rights, or moral rights associated therewith.  The Employee understands that this paragraph (b) shall not apply to Inventions which are made and conceived by the Employee (i) not during normal working hours, (ii) not on the Company’s premises, (iii) not using the Company’s tools, devices, equipment, or Proprietary Information (as defined in Paragraph 1), and (iv) not otherwise related to the business of the Company.  The Employee further understands that this paragraph (b) shall not apply to Prior Inventions listed on Schedule A.

(c)           The Employee agrees to cooperate fully with the Company, both during and after his employment, to write and prepare all specifications and procedures regarding such Inventions and otherwise aid and assist the Company to procure, maintain, or enforce copyrights, patents or other intellectual property rights relating to Inventions.  The Employee agrees to sign all papers, including without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company deems necessary or desirable in order to protect its rights and interests in Inventions.  The Employee understands that he shall not receive any special or additional compensation for performing his obligations under this paragraph (c).  If the Employee is called upon to render such assistance after he leaves the Company, however, the Employee will be entitled to reimbursement of any reasonable expenses incurred at the request of the Company.

4.             Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.  The Employee further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any non-disclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.             Non-Competition and Non-Solicitation.

While employed by the Company, the Employee shall devote all of his business time, attention, skill and effort to the faithful performance of his duties for the Company.  For a period of one (1) year after the termination or cessation of Employee’s employment for any reason, the Employee will not, in the geographical areas that the Company or any of its subsidiaries does business or has done business at the time of Employee’s departure, directly or indirectly:

(a)           Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries while the Employee was employed by the Company; or

(b)           Either alone or in association with others (i) induce or attempt to induce, any employee or independent contractor of the Company to leave employment or other engagement with the Company, or (ii) hire, solicit or recruit or attempt to hire, solicit or recruit for employment engagement as an independent contractor, or any person who was employed by the Company at any time during the term of the Employee’s employment with the Company.  This restriction shall not apply to hire of any individual who has not been employed by the Company for a period of six (6) months or more; or

(c)           Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers, business partners, investors or accounts of the Company which were contacted, solicited or served by the

Company at any time during the term of the Employee’s employment with the Company and regarding which the Employee had either:  (i) substantive contact; or (ii) access to confidential information.

6.             Not An Employment Contract.

The Employee acknowledges that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Employee’s employment for any period of time.  This Agreement shall in no way alter the Company’s policy of employment at will, under which both the Employee and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  This at-will employment relationship may only be altered in a writing signed by the President of the Company.

7.             Return of Company Property.

The Employee agrees to return immediately upon the cessation of his employment with the Company or earlier if requested by the Company, all Company property including, but not limited to, keys, files, records (and copies thereof), computer hardware and software, cellular phones, pagers, and Company vehicle, which is in his possession or control.  The Employee acknowledges he has no ownership rights over such property.  The Employee further agrees to leave intact all electronic Company documents, including those, which he developed or help develop during his employment.

8.             General Provisions.

(a)           Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(b)           Interpretation.  If the Employee violates the provisions of Section 5 of this Agreement, the Employee shall continue to be bound by the restrictions set forth in Section 5 until a period of one (1) year has expired without any violation of such provisions.  If any restriction set forth in Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(d)           Waiver.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)           Employee Acknowledgment and Equitable Remedies.  The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose.  The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and that therefore, in the event of any breach of this Agreement, the Employee agrees that the Company, in addition to any and all such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond.

(f)            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business, provided however that the obligations of the Employee are personal and shall not be assigned by the Employee.

(g)           Subsidiaries and Affiliates.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(h)           Governing Law, Forum and Jurisdiction.  This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflicts of law provisions thereof).  Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within Pennsylvania), and the Company and the Employee each consents to the jurisdiction of such a court.

(i)            Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND FULLY UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

ACCELLENT, INC.:

By:	/s/ Ron Sparks
President and CEO

EMPLOYEE:

/s/ Daniel DeSantis
(Signature)